Assisted Living Concepts, Inc. Announces Expansion of Stock Repurchase Program
MILWAUKEE, WISCONSIN (August 20, 2007) — Assisted Living Concepts, Inc. (NYSE:ALC) announced today that its Board of Directors authorized an increase of its Class A common stock repurchase program by $20 million.
The program, initially announced on December 14, 2006, was amended to increase the maximum amount authorized to be expended from $20 million to $40 million. Including purchases made today following the Board’s action to increase the size of the repurchase program, ALC has repurchased approximately 2.2 million shares of its Class A common stock under the repurchase program at a cost of $20.4 million.
Laurie Bebo, President and CEO of ALC, commented, “We believe the recent turbulence in the financial markets provides an excellent opportunity for us to repurchase our common stock at attractive prices. Our strong balance sheet allows us to pursue this opportunity while continuing to execute on other strategic initiatives, including our previously announced expansion project and future acquisitions.”
ALC may repurchase its shares in the open market or in privately negotiated transactions from time to time in accordance with appropriate SEC guidelines and regulations and subject to market conditions, applicable legal requirements, and other factors.
ALC expects to obtain the funds necessary to conduct its repurchase program through a combination of cash on hand and existing bank facilities.
About Us
Assisted Living Concepts, Inc. is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 208 assisted living residences with capacity for over 8,400 residents in 17 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ALC’s filings with United States Securities and Exchange Commissions. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this release are estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7627
Email: jbuono@alcco.com
Visit ALC s Website @ www.alcco.com